UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 12, 2015

HAWAIIAN HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31443	71-0879698
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3375 Koapaka Street, Suite G-350

Honolulu, HI 96819

(Address of principal executive offices, including zip code)

(808) 835-3700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2015, Scott E. Topping ceased serving as Executive Vice President, Chief Financial Officer and Treasurer of Hawaiian Holdings, Inc. (“Holdings”) and its wholly-owned subsidiary, Hawaiian Airlines, Inc. (the “Company”), effective immediately.  On January 12, 2015, Shannon Okinaka, the Company’s Vice President - Controller, was appointed as Interim Chief Financial Officer and Senior Vice President of Holdings and the Company, effective immediately.

Ms. Okinaka, age 40, has served as the Company’s Vice President — Controller since 2011.  She joined the Company in 2005 as Senior Director — Sarbanes Oxley Compliance and Special Projects.  Ms. Okinaka received a Bachelor of Business Administration degree in Accounting and Management Information Systems from the University of Hawai‘i at Mānoa.

Ms. Okinaka does not have a family relationship with any member of the board of directors or any executive officer of Holdings or the Company, and Ms. Okinaka has not been a participant or had an interest in any transaction with Holdings or the Company that is reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Topping’s departure and Ms. Okinaka appointment is attached hereto as Exhibit 99.1.

Compensatory Arrangement with Shannon Okinaka

In connection with her change in position, Ms. Okinaka’s base salary was increased to $265,000 per year and her target annual bonus percentage was increased to 60%.

Severance Arrangement with Scott E. Topping

In connection with his separation from the company and in exchange for signing a release of claims against the company, Mr. Topping will be paid his base salary until the first anniversary of his last day of employment and he will receive a prorated bonus for calendar year 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1                        Press Release dated January 14, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWAIIAN HOLDINGS, INC.

Date: January 14, 2015	By:	/s/ Hoyt H. Zia
Hoyt H. Zia
Secretary

EXHIBIT INDEX

99.1                        Press Release dated January 14, 2015.